Exhibit 4.12

CLEARING ACCOUNT AGREEMENT

[SOFT]

This CLEARING ACCOUNT AGREEMENT (the "Agreement") is entered into this 29 th day of July 2004 by and among (A) Commerce Bank, N.A., having its principal place of business at 1701 Route 70 East, Cherry Hill, New Jersey, 08034 (the "Clearing Bank"), (B) POWERCOLD CORPORATION, having its principal place of business at  115 Canfield Street, LaVernia, TX 78121; PowerCold Products, Inc., 115 Canfield Street, LaVernia, TX  78121; PowerCold ComfortAir Solutions, Inc., 12345 Starkey Avenue, Largo, FL  33773 (each of the entities referred to in this clause (B), the "Borrower"), and (C) LAURUS MASTER FUND, LTD., having its principal place of business at 825 Third Avenue, 14th Floor, New York, NY 10022 (together with its successors and assigns, the "Lender").

RECITALS

A.

Lender has provided financing (the "Loan") to Borrower, which Loan is (A) evidenced by (i) a Secured Convertible Term Note (as amended, modified or supplementated from time to time, the "Note") dated the date hereof and executed by Borrower, (ii) a Securities Purchase Agreement (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement”) dated as of the date hereof by and between Borrower and the Lender and (iii) certain other Related Agreements referred to in the Securities Purchase Agreement (expressly excluding the Warrant)  (as amended, modified or supplemented from time to time, the “Related Agreements”) and (B) secured by a Master Security Agreement dated as of the date hereof by and among Borrower and the Lender (the "Security Instrument"), encumbering Borrower’s interest in certain assets (the "Assets") more particularly described in the Security Instrument.

B.

Borrower and Lender have agreed that all Accounts (as defined in the Security Instrument) be deposited with a financial institution acceptable to Lender into an account designated by and established for the benefit of Lender, and Borrower, and Lender desire to retain Clearing Bank to provide the services described herein.

NOW THEREFORE, for Ten Dollars and in consideration of the mutual promises contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Defined Terms.  In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

"Business Day" shall mean any day other than a Saturday, Sunday or any day on which commercial banks in the state in which the Clearing Account has been opened, are authorized or required to close.

"Cash Management Address" shall mean the address to which all Accounts will be sent or deposited.

"Deposit Bank" shall mean the bank or banks selected by Borrower from time to time to maintain the Deposit Account, which shall initially be the bank specified on Exhibit A.

"Designee" shall mean initially Laurus Capital Management, L.L.C., an agent of Lender acting for the benefit of Lender.  Lender may from time to time designate another agent to act as Designee hereunder, upon prior written notice of such designation to Borrower and Clearing Bank.

"Minimum Balance" shall mean $100,000.

"Obligations" shall mean any and all debt, liabilities and obligations of Borrower to Lender pursuant to or in connection with the Loan, including without limitation, the indebtedness evidenced by the Note and any and all debt, liabilities and obligations of Borrower under the Security Instrument, the Securities Purchase Agreement and the Related Agreements.

2.

Duties of the Clearing Bank.

(a)

Clearing Bank shall receive and process any deposits to the Clearing Account, as defined in paragraph 2(c), presented by Borrower or any of its agents at any of Clearing Bank’s branch offices. Clearing Bank shall not be responsible for the nature of the deposits to the Clearing Account.

(b)

Clearing Bank shall receive and process all mail sent to the Cash Management Address and deposit all Accounts therein contained in the Clearing Account and receive and process all wire transactions to the Clearing Account, in accordance with the lockbox agreement between Borrower and Clearing Bank attached hereto as Exhibit B.

(c)

In order to further secure the performance by Borrower of the Obligations and as a material inducement for Lender to make the Loan, (i) Clearing Bank has established and will maintain a collection account (the "Clearing Account," Account Number 7916655041), into which Clearing Bank shall deposit all Accounts specified in Sections 2(a) and 2(b) received by it with respect to the Assets, (ii) the Clearing Account shall be entitled "Laurus Capital Management - PWCL Clearing Account," provided, that Lender shall have the option to cause Clearing Bank to change the designation of such account; and (iii) Clearing Bank acknowledges that the Clearing Account is subject to a security interest in favor of Lender, and shall designate the Clearing Account on its books as subject to a security interest in favor of Lender. The Clearing Account shall be assigned the federal tax identification number of Borrower.

(d)

Upon request of Lender or Designee, Clearing Bank shall deliver to Lender or Designee, as applicable, copies of all statements and other information concerning the Clearing Account, as Lender or Designee shall reasonably request.

(e)

Items deposited with Clearing Bank, which are returned for insufficient or uncollected funds, shall be re-deposited by Clearing Bank a second time. Items returned unpaid the second time for whatever reason shall be debited from the Clearing Account. In the event that there are insufficient funds in the Clearing Account, then Clearing Bank shall be entitled to set off the amount of the item from another account of Borrower, and as provided in Paragraph 6 below, under advice to Borrower.

(f)

The duties and obligations of the Clearing Bank set forth in this Agreement shall be determined solely by the express provisions of this Agreement; the Clearing Bank shall not be liable except for the performance of such party’s duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Clearing Bank. The Clearing Bank shall have no obligation to review or confirm that any actions taken pursuant to this Agreement comply with any other agreement or document.

3.

Transfer of Funds in Clearing Account.

Unless the Clearing Bank shall receive a notice from the Lender in the form attached hereto as Exhibit C stating that an Event of Default under the Security Instrument, Note, the Securities Purchase Agreement or any Related Agreement has occurred and is continuing (a “Default Notice”), Clearing Bank shall, commencing on the date hereof and continuing for the remainder of the period of time in which this Agreement remains in effect (i) once per week on a regular Business Day Clearing Bank shall transfer, by wire transfer or via the ACH System or similar method, all available funds in excess of the Minimum Balance (the “Weekly Deposit Account Sweep Amount”) to the account designated by the Borrower at the Deposit Bank (the "Deposit Account"), as described in Exhibit A attached hereto; and (ii) simultaneously with any transfer to the Deposit Bank pursuant to clause (i), Clearing Bank shall send to the Deposit Bank, via telecopy, a wire transfer or ACH System advice setting forth the Weekly Deposit Account Sweep Amount. If the Clearing Bank shall receive a Default Notice from Lender on any regular business day, Clearing Bank, shall, no later than one business day following the date of its receipt of such Default Notice cease (iii) taking any and all actions at the direction of the Borrower and (iv) making all wire transfers of the Weekly Deposit Account Sweep Amount to the Deposit Bank. The Clearing Bank shall take all such actions without the consent of and without any further action by the Borrower. Clearing Bank, no later than one business day following the date of its receipt of such Default Notice, shall instead wire all Weekly Deposit Account Sweep Amounts to the account specified in the Notice of Default.  Both Lender and Borrower shall from the date of the Default Notice be entitled to receive the advice set forth in Section 3(ii) above.

4.

Termination.

(a)

Clearing Bank may resign from its obligations under this Agreement at any time after thirty (30) days’ prior written notice to the other parties hereto, but the

Clearing Bank may resign from its obligations under this Agreement immediately upon written notice to the other parties hereto in the event of fraud or suspicious activity in connection with a Clearing Account or this Agreement. Borrower shall designate a successor to Clearing Bank promptly after receipt of notice of resignation by Clearing Bank, which successor shall be subject to the approval of Lender, and cause such designated successor promptly to assume the obligations of Clearing Bank hereunder.

(b)

Lender may terminate this Agreement for any reason or no reason whatsoever, at any time upon thirty (30) days’ prior written notice to the other parties hereto.

(c)

Borrower may not unilaterally terminate this Agreement or close the Clearing Account. Except after the effective date of the Clearing Bank’s resignation or early termination as set forth in Paragraphs 4(a) and 4(b) herein, Clearing Bank shall not cause or permit the Clearing Account to be closed unless it has received the prior written consent of Lender.

5.

Standard of Care; Indemnification.

(a)

Clearing Bank shall be responsible for the performance of only such duties as are set forth herein or contained in instructions given to the Clearing Bank. Clearing Bank’s liability shall be limited to the actual, direct damages proximately caused by Clearing Bank’s gross negligence or willful misconduct, and, in any event, shall not exceed the Clearing Account service fees charged for the most recent twelve month period; provided that Clearing Bank shall be liable, without regard to the aforementioned cap on liability, for the actual, direct damages to Lender in the event that Clearing Bank misdirects a payment contrary to Lender’s instruction and such misdirected payment is not recovered.  IN NO EVENT, HOWEVER, SHALL CLEARING BANK HAVE ANY RESPONSIBILITY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES, WHETHER OR NOT IT HAS NOTICE THEREOF, AND REGARDLESS OF THE BASIS, THEORY OR NATURE OF THE ACTION UPON WHICH THE CLAIM IS ASSERTED, NOR SHALL IT HAVE ANY RESPONSIBILITY OR LIABILITY FOR THE VALIDITY OR ENFORCEABILITY OF ANY SECURITY INTEREST OR OTHER INTEREST OF LENDER OR BORROWER IN THE CLEARING ACCOUNT.  This paragraph shall survive termination of this agreement.

(b)

Except where Clearing Bank has been grossly negligent or has acted in bad faith, Lender and Borrower will release Clearing Bank from and shall indemnify and hold Clearing Bank harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable counsel fees, whether arising in an action or proceeding among the parties hereto or otherwise) to which Clearing Bank may become subject, or which it may suffer or incur, arising out of or based upon this Agreement or the actions contemplated hereby; provided, however, that Lender’s liability under this paragraph shall be limited to matters arising out of Clearing Bank’s execution of Lender’s instructions or resulting from any actual or alleged breach of this Agreement by Lender. This paragraph shall survive termination of this agreement.

(c)

Lender and Borrower must inspect all Clearing Account documents, statements and reports when received, and immediately notify Clearing Bank of any errors or discrepancies, such notice to take place no more than fourteen (14) calendar days after receipt of the document, statement or report containing or reflecting an error or discrepancy. Except to the extent otherwise required by law, failure by Lender or Borrower to notify Clearing Bank of errors or discrepancies within the time frame indicated will relieve Clearing Bank of any and all liability associated with or arising from such errors or discrepancies, unless those errors or discrepancies can be directly attributed to Clearing Bank’s gross negligence or willful misconduct. This paragraph shall survive termination of this agreement.

6.

Set-off.

Clearing Bank and Borrower each acknowledges and agrees that the Clearing Account is subject to the sole dominion, control and discretion of Lender and Designee and Borrower shall not have any right to close such account or right of withdrawal with respect to such account. Clearing Bank subordinates, in favor of Lender, any right to offset any claim against Borrower which it might have against the Clearing Account; provided, however, that Clearing Bank retains the right to (a) charge the Clearing Account for any of Clearing Bank’s charges, fees and expenses related to the Clearing Account for which Borrower is responsible and (b) for return deposit items and for adjustments and corrections in respect of transactions in the Clearing Account, including, without limitation, returned checks and other deposits with respect to which the Clearing Bank fails to receive final payment or settlement.  If there are insufficient collected funds in the Clearing Account to cover the amount of any returned check or other adjustment or correction to be debited thereto, Borrower shall repay the Clearing Bank the amount of such debit immediately upon demand. This paragraph shall survive termination of this agreement.

7.

Successors and Assigns; Assignments.

This Agreement shall bind and inure to the benefit of and be enforceable by Clearing Bank, Borrower, and Lender and their respective successors and permitted assigns. Lender shall have the right to assign or transfer its rights under this Agreement in connection with any assignment of the Loan and the Loan Documents. Borrower shall not have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Lender.

8.

Amendment; Other Agreements.

This Agreement may be amended from time to time only by a written agreement executed by all of the parties hereto. This Agreement is supplemented by the terms of the Clearing Bank’s deposit account agreement with Borrower and by the terms and condition of its standard agreements for wire transfer, ACH and other services, and to the extent the terms of any such agreement conflict with this Agreement, the specific terms of this Agreement shall control.

9.

Notices.

Notices to Clearing Bank shall be sent to the address written above or by telecopy to (856) 778-2764, Attention:  Eric Batdorf with a copy to Paul Ciccotto by telecopy (856) 533-6628; notices to Borrower shall be sent to the address written above andr with a copy by  facsimile to (215)-248-2954, Attention:  Joseph C. Cahill; and notices to Lender shall be sent to the address written above or by facsimile to (212) 541 – 4434, Attention: Richard Edelson; or, in each case, to such other address as shall be designated in writing by the respective party to the other parties hereto. Unless otherwise expressly provided herein, all such notices, to be effective, shall be in writing (including by facsimile), and shall be deemed to have been duly given or made (a) when delivered by hand or by nationally recognized overnight carrier, specifying next day delivery, with written verification of receipt, (b) upon receipt, after being deposited in the mail, registered or certified mail, return receipt requested,  postage prepaid, or (c) in the case of facsimile notice, when sent and electronically confirmed, addressed as set forth above. The Clearing Bank may rely and shall be protected in acting or refraining from acting upon any notice (including but not limited to electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the proper party or parties.  Any communication to the Clearing Bank which is an instruction by the Lender, shall be implemented by the Clearing Bank within one (1) business day (exclusive of the date on which such instruction was received) after its receipt.

10.

Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE CLEARING ACCOUNT HAS BEEN OPENED AND IS MAINTAINED, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN SUCH STATE.

11.

Clearing Bank Uncertainty; Interpleader.

(a)

In the event of any disagreement between the parties to this Agreement, or between them or any one of them and any other person(s), resulting in adverse claims or demands being made in connection with this Agreement or the Clearing Account, and any interest accrued thereon, or in the event that Clearing Bank, in good faith, is in doubt as to what action it should take hereunder, the Clearing Bank may, at its option, refuse to comply with any claims or demands upon it, or refuse to take any other action hereunder, so long as any such disagreement, claim, demand or uncertainty continues or exists, and in any such event, Clearing Bank shall not be or become liable in any way to any person for its failure to act.

(b)

Clearing Bank shall be entitled to continue to so refrain from acting until (i) the right of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction or (ii) all differences shall have been adjusted and all doubts resolved by written agreement among all interested persons and Clearing Bank shall have been so notified in writing signed by all such persons. Alternatively, Clearing Bank may, at Borrower’s expense, resign and deliver the balance of the Clearing Account to a court of competent jurisdiction, upon which all obligation of Clearing Bank under this Agreement shall cease and terminate.

12.

Insolvency of Borrower.

In the event that Borrower becomes subject to a voluntary or involuntary proceeding under the United States bankruptcy Code, or if Clearing Bank is otherwise served with legal process which Clearing Bank believes affects funds deposited in the Clearing Account, Clearing Bank shall have the right to place a hold on funds deposited in the Clearing Account until such time as Clearing Bank receives an appropriate court order or assurances satisfactory to Clearing Bank, establishing that the funds may continue to be disbursed according to the instructions contained in the Clearing Account Agreement.

13.

Court Orders. Lender’s Representations, Warranties and Indemnification.

Nothing contained in this Agreement shall prevent Clearing Bank from complying with any legal process or other order of a court affecting funds in the Clearing Account.  Clearing Bank will notify Lender after Clearing Bank receives any such legal process or becomes aware of the issuance of any such order. If, notwithstanding the issuance of any such order or legal process, Clearing Bank continues to perform its obligations in favor of Lender pursuant to this Agreement, Borrower and Lender each agree to indemnify and hold Clearing Bank harmless from and against any and all claims demands, liabilities, actions, causes of action, losses and expenses (including without limitation, reasonable attorney’s fees, and court costs), both legal and equitable, incurred or sustained by Clearing Bank that arise from or are related to the continuing performance by Clearing Bank of its obligations pursuant to this Agreement.

14.

Severability.

If a court of competent jurisdiction deems any part of this Agreement to be unenforceable, the parties agree that only the offending part shall be stricken and that the remaining parts shall be unaffected.

15.

Independent Contractor.

The parties agree that, in performing the services under this Agreement, Clearing Bank will be acting as an independent contractor and not as an employer, employee, partner or agent of the Lender or Borrower.

16.

Force Majure.

Clearing Bank shall not be responsible for actions or omissions caused by events beyond its control, including without limitation fire, casualty, breakdown in equipment or failure of telecommunications or data processing services, lockout, strike, unavoidable accidents, acts of God, riot, war or the issuance or operation of any adverse governmental law ruling, regulation, order or decree, or an emergency that prevents Clearing Bank from operating normally.

17.

Compensation.

The Borrower hereby agrees to pay to the Clearing Bank the Clearing Bank’s usual and customary service charges and fees with respect to the Clearing Account and all services performed for the Borrower or the Lender under this Agreement (as such charges and fees may change from time to time by notice from the Clearing Bank to the Borrower and the Lender). It is understood and agreed that the Borrower shall be responsible for payment of these charges and all other reasonable expenses of the Clearing Bank related to the provision of services under this Agreement. If there are not sufficient funds in the Lockbox Account to pay these charges and expenses, and the charges are not paid by the Company upon demand of the Bank, the Agent, on behalf of the Lenders, agrees to pay them within fifteen (15) days of receipt of the Clearing Bank’s written notice to the Lender.

IN WITNESS WHEREOF, the parties hereto have executed this CLEARING ACCOUNT AGREEMENT in several counterparts (each of which shall be deemed an original) as from the date first-above written.

CLEARING BANK:

Commerce Bank, N.A.

By: ______________________
Name: ____________________
Title: ____________________

LENDER:

Laurus Master Fund, Ltd.

By: ______________________
Name: ____________________
Title: ____________________

BORROWER:

POWERCOLD CORPORATION
By: ______________________
Name: Joseph C. Cahill
Title: CFO

POWERCOLD PRODUCTS, INC
By: ______________________
Name: Joseph C. Cahill
Title: VP Administration & Finance

POWERCOLD COMFORTAIR SOLUTIONS, INC
By: ______________________
Name: Joseph C. Cahill
Title: VP Administration & Finance

EXHIBIT A

Deposit Bank and Deposit Account

•

Deposit Bank:

Bank of America

•

Deposit Account: ABA#:

(omitted)

Attn:

Mr. Rudy Olivares

Phone:

(888) 852-5000 X 5205

Fax:

(210) 256-3944

Account of:

PowerCold Corporation

Account #

(omitted)

EXHIBIT B

Lockbox Agreement

AMONG

POWERCOLD CORPORATION,
INCLUDED SUBS,

and

Commerce Bank, N.A.

This Agreement for Lockbox Services is entered into as of this 22nd day of June, 2004 by and among (i) Commerce Bank, N.A. (the “Bank”), and (ii) POWERCOLD CORPORATION, INCLUDED SUBS (the entities referred to in this clause (ii), collectively, the “Company”).

Background

The Bank is a national banking association providing a complete range of banking products and services to, among others, government entities, branches and agencies.  The Company wishes to obtain from the Bank and the Bank desires to provide to the Company Wholesale Lockbox Services.

Rules and procedures applicable to Wholesale Lockbox Services (collectively, the “Rules”) are contained in the Appendix to this Agreement.

This Agreement sets forth the general terms and conditions applicable to the provision of the Services to the Company by the Bank and is to be read in conjunction with the Rules.  In the event of any conflict between this Agreement, the Rules, and the Clearing Account Agreement, the Clearing Account Agreement shall govern.

NOW THEREFORE, the parties hereto agree as follows:

1.

Definitions.

“Account” means investments and deposit account(s) maintained by the Company at the Bank.

“Authorized Representative” means a person designated by the Company as an authorized representative of the Company or authorized by the Company (by course of dealing or otherwise) to act on behalf of the Company.

“Business Day” means every day other than Saturday, Sunday or one of the Federal Holidays.

2.

Necessary Authorization.

Company represents and warrants that the individual executing this Agreement has/have been authorized by all necessary Company action to sign such agreements and to issue such instructions as may be necessary to carry out the purpose and intent of the Agreement and to enable Company to receive Lockbox Service.

3.

Periodic Statements.

In connection with the Services, Company shall receive periodic statements from the Bank regarding account activity taking place during the statement period.  The periodic account statement will contain a record of all transactions completed during the statement period. Periodic account statements must be utilized to identify discrepancies and inaccuracies.  All concerns regarding periodic account statements must be addressed to the Bank in writing, as soon as practicable after receipt.

4.

Covenants, Representations and Warranties.

(a)

Each Company officer, employee and/or agent authorized to access and use the Services (each an “Authorized Employee”) is duly authorized by all necessary action on the part of the Company to (i) access the Account(s) and use the Services; (ii) access any information related to any Account(s) consistent with the Authorized Employee’s User I.D., and (iii) engage in any transaction relating to any Account(s) consistent with the Authorized Employee’s User I.D.

(b)

The Bank may unconditionally rely on the validity and accuracy of any communication or transaction made, or purported to be made, by an Authorized Employee.

(c)

The Company shall take all reasonable measures and exercise all reasonable precautions to prevent the unauthorized disclosure or use of all codes, passwords, PINs and tokens (collectively, “Access Devices”) associated with or necessary for, Company’s use of the Services.

(d)

The Company is not a “consumer” as such term is defined in the regulations promulgated pursuant to the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., nor a legal representative of a “consumer”.

(e)

The Company shall use the Services only for its own lawful business purposes, and shall not, and shall take all reasonable measures and exercise all reasonable precautions to ensure that Company officers, employees or representatives do not, use the Services for personal, family or household purposes, or any other purpose not contemplated by this Agreement.

5.

Compliance.

The Company and the Bank shall comply with (i) all applicable laws, regulations, rules and orders; (ii) the Account Regulations; (iii) Article 4A of the Uniform Commercial Code; and (iv) Office of Foreign Asset Control (“OFAC”) sanctions.

6.

Third Parties.

The Company acknowledges that certain third parties provide services to the Bank (“Third Party Services”) in connection with the Bank’s provision of the Services to the Company and that accordingly, the Bank’s ability to provide the Services hereunder may be contingent upon the continuing availability of certain services from such third parties.  Third Party Services may involve the processing and/or transmission of the Company’s data, instructions (oral or written) and funds.  In addition, the Company agrees that the Bank may disclose the Company’s financial information to such third parties (a) where it is necessary to complete the Services requested; (b) in order to comply with laws, government agency rules or orders, court orders, subpoenas or other legal process or in order to give information to any government agency or official having legal authority to request such information; or (c) when the Company gives its written permission. The Bank acknowledges and agrees that all nonpublic information which the Company provides to the Bank or the Bank acquires in connection with the performance of the Services shall be confidential, and shall only be used by the Bank for the purpose of performing services hereunder.

7.

The Services.

(a)

The Company, through its Authorized Employees, may use the Services solely in accordance with the terms and conditions of this Agreement and the Rules.

(b)

With the exception of scheduled off peak downtime periods, the Bank shall make all reasonable efforts to make the Services available to the Company each Business Day.

(c)

Access to on line Services will be denied if invalid Access Devices are used or if the user exceeds the number of invalid attempts allowed by the Bank.

(d)

The Company is authorized to use the Services only for the purposes and in the manner contemplated by this Agreement.

(e)

The Company agrees to cooperate with the Bank, as the Bank may reasonably request in conjunction with the performance of the Services.

(f)

The Company agrees to comply with the Rules, as they may be reasonably amended from time to time by the Bank.

8.

Liability.

(a)

Information Accessed Through the Services.   The Bank shall use reasonable care to provide accurate, complete and current financial information relating to the Account(s) maintained by Company at the Bank and that may be accessed by the Company through the Services. Notwithstanding the foregoing, Bank makes no representation or warranty that information provided by the Company or any third party that may be accessed by the Company through the Services is accurate, complete or current.

(b)

Actions Not Contemplated by Agreements.  The Company agrees that the Services are being provided by Bank for conduct of proper, authorized Company business only.  Unless due to Bank’s negligence or willful misconduct, Bank shall have no liability to Company if the Services are utilized by Company, Company’s employee(s), independent contractor(s) or other third party for a purpose or in a manner not contemplated or allowed by this Agreement or the Rules.

(c)

Actions Beyond the Control of Bank  The Bank shall not be responsible for any occurrence, act or omission not within Bank’s reasonable control, including, without limitation, the inoperability or malfunction of any communications, computer or payment system, power outages, acts of God, war, labor difficulties, or actions of any government either in its sovereign or contractual capacity.

(d)

Limitation of Damages Payable by the Bank.  In the event the Bank is adjudged liable to the Company, the amount of damages recoverable by the Company shall not exceed Company’s actual damages, and in no event shall Bank be liable for any special, incidental, punitive, indirect or consequential damages of any kind, including lost profits whether or not Bank has been advised of the possibility of such loss or damage. Except as otherwise stated herein or required by applicable law or rule, this Section 11 states Bank’s entire liability to the Company with respect to the Services provided under this Agreement.  This Section shall survive any termination of this Agreement.

9.

Indemnification.

(a)

The Company shall indemnify and hold harmless the Bank from and against any and all losses, liabilities, penalties, damages, expenses or other harm or injury which the Bank may incur or suffer or which may be asserted by any person or entity, including reasonable attorneys’ fees (whether or not such attorneys are employees of Bank or any affiliate) and court costs (the “Losses”) resulting directly from, (i) any failure by the Company to observe and perform properly in any material respect each and every covenant of this Agreement or any other wrongdoing of the Company; (ii) any action taken or omitted to be taken by the Bank in reasonable reliance upon information provided to the Bank by the Company; provided, however, the Company shall not be required to indemnify and hold harmless the Bank from any Losses which are caused by the Bank’s negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Agreement.

(b)

Limitation of Damages Payable by the Company.  In the event the Company is adjudged liable to Bank, the amount of damages recoverable by Bank shall not exceed Bank’s actual damages, and in no event shall the Company be liable for any special, incidental, punitive, indirect or consequential damages of any kind, including lost profits whether or not the Company has been advised of the possibility of such loss or damage. Except as otherwise stated herein or required by applicable law or rule, this Paragraph 12.2 states the Company’s entire liability to Bank with respect to the Services provided under this Agreement.  This Section 12 shall survive any termination or expiration of this Agreement.

10.

Exclusion of Warranties.

Except as otherwise expressly stated in this Agreement, the Bank makes no representation or warranty of any kind, either expressed or implied or statutory, including but not limited to, the implied warranty of merchantability, fitness for a particular purpose, or non-infringement.  The provisions of this paragraph shall survive the termination of this Agreement.

11.

Term and Termination.

Refer to Clearing Account Agreement .

12.

Notice.

Except as otherwise stated, notices given in connection with this Agreement must be given in writing to the address set forth in the Clearing Account Agreement.

13.

Assignment.

Refer to Clearing Account Agreement.

14.

Entire Agreement.

The parties acknowledge that each has read this Agreement, understands it, and agrees to be bound by it. This Agreement, together with the Rules, and the Clearing Account Agreement state the entire understanding between the Company and the Bank concerning the Lockbox Service.

15.

Amendments.

This Agreement may be amended only by writing executed by the parties hereto. Notwithstanding the foregoing, the Bank may at any time amend the Rules so long as the amendment is generally applicable to those customers obtaining the same Services and/or maintaining the same type of deposit arrangement as the Company. The Bank shall provide the Company thirty (30) days’ prior written notice of any such amendment.

16.

Relationship of Bank and Company.

In providing Services hereunder, the Bank shall be acting solely as an independent contractor and not as the agent of the Company or of any other party.

17.

Waiver.

No waiver of any right or obligation hereunder shall be deemed to imply any waiver of any other present or future right or obligation hereunder whether similar or dissimilar.

18.

Provisions Severable.

If any provision of this Agreement is held to be invalid or otherwise unenforceable by a court of competent jurisdiction or any governmental regulatory agency, then this Agreement shall be deemed to be amended to the extent necessary to bring it into accordance with any such requirement, and all remaining provisions hereof shall continue in full force and effect.

19.

Governing Law.

Refer to Clearing Account Agreement.

20.

Compliance With Law.

The Bank shall comply with any and all applicable federal, state and local laws, rules and regulations, including those relating to conflicts of interest, discrimination and confidentiality, in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 29th day of July, 2004.

APPENDIX
WHOLESALE LOCKBOX SERVICES

Wholesale Lockbox Services are currently delivered by the Bank , via a partnership with a third party provider relationship.

Mail Retrieval.

Bank will retain Post Office Boxes at predetermined postal facilities to centrally collect payments delivered to the Company.  Bank will provide for the delivery of mail, each Business Day to its lockbox provider for processing.

Arrangements for authorization of Bank to retrieve mail from existing Post Office Boxes will be the responsibility of the Company.

Mail Processing.

All mail will be sorted by Post Office Box numbers assigned to the Company.

The mail will be opened and examined by lockbox processors.  Checks will be scanned for negotiability.  Additional reviews may be performed based on the Lockbox Processing Specification Sheet attached hereto.

Checks will be imaged and reassociated with the remittance information (if enclosed).  Data capture of information will be performed if required.  Checks will be outsorted from other documents for encoding and proper endorsements.

Check Processing.

Deposit batches will be prepared and processed as required in the Lockbox Processing Specification Sheet.  Checks will be deposited each processing day into Company’s designated Account.

Remittance Package.  Each Business Day, Bank will send a remittance package prepared to the Lockbox Processing Specification Sheet.

Data Capture and Receivable Reporting.

The Bank will provide deposit and remittance information to the Company.  This information may be provided in various formats, including paper, CD-ROM or via data transmission.  Information may also be accessed via Commerce TreasuryDirectSM.

CD-ROM.  Bank will create a CD-ROM which provides access to images of processed checks and remittance detail at the Company’s request on a daily, weekly, or monthly basis.

Electronic Transmission.  If an electronic transmission to Company is required, data transmission will be transmitted by 8:00 P.M. Eastern Standard Time each Business Day,

unless an earlier time is negotiated.  Transmissions require that connectivity between Bank and Company must be established and tested prior to implementation. These reporting fields may include: statement number, payment type (check or money order), reference number and payment amount.  Bank can accommodate additional fields as desired.

Commerce Lockbox Web Access.  Commerce Lockbox Web Access can provide the Company a variety of same day reporting options, including reporting of deposits, images of invoices and checks/money orders, and online review of deposit details subject to pre-established data entry informational fields.  Information is available for review by Company 15 minutes after each lockbox batch is settled.

EXHIBIT C

LAURUS MASTER FUND, LTD

825 Third Avenue14th Floor

New York, New York 10022

VIA FACSIMILE

Commerce Bank, N.A.

6000 Atrium Way

AIM 02-206-02-21

Mt. Laurel, New Jersey, 08054

Attention: Mr.  Eric Batdorf  AIM 02-206-02-21 , Commerce Cash Management Special Services Manager, Facsimile number 856-778-2764and

Mr. Paul Ciccotto AIM 02-206-02-21, Commerce Cash Management Wire Transfer Manager, Facsimile number 856-533-6628

NOTICE OF DEFAULT

Re:

Account Name:

Account Number:

Reference is also made to that certain Clearing Account Agreement dated July 26th, 2004 among Commerce Bank, N.A. (the "Clearing Bank’) PowerCold Corporation. (the "Borrower"), and Laurus Master Fund Ltd. ("Lender")(the "Agreement"). Reference is hereby made to that certain Note in the aggregate principal amount of $5,000,000 dated as of July 29, 2004 by Borrower in favor of Lender (the “Note”).  Capitalized terms used but not defined herein shall have meanings given them in the Agreement.

This is to notify you that an Event of Default has occurred and is continuing under the Note. Pursuant to Section 3 of the Agreement and with effect from the from the date hereof, Clearing Bank, shall immediately cease (i) taking any and all actions at the direction of the Borrower and (ii) making any and all wire transfers of the Weekly Deposit Account Sweep Amount to Borrower. Clearing Bank shall wire all Weekly Deposit Account Sweep Amounts to the account specified below:

Wire to:

 Commerce Bank, N.A.ABA #:

Account Name:

Account #:

For further credit to:

Laurus Master Fund, Ltd.

Account Number:

Lender shall from the date of the Default Notice be entitled to receive the advice set forth in Section 3(ii) of the Agreement.

Pursuant to the terms of the Agreement, Clearing Bank shall take all actions without the consent of and without any further action by, the Borrower.

LAURUS MASTER FUND, LTD.

/s/ David Grin

By:

David Grin

Director